UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
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FORM 8-K
_________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  December 23, 2008 (December 22, 2008)

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Avis Budget Group, Inc.
(Exact Name of Registrant as Specified in its Charter)
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Delaware	1-10308	06-0918165
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 Sylvan Way Parsippany, NJ	07054
(Address of Principal Executive Offices)	(Zip Code)

 (973) 496-4700
(Registrant's telephone number, including area code)

N/A
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 22, 2008, our Avis Budget Rental Car Funding (AESOP) LLC subsidiary received commitments to renew our $1.45 billion principal asset-backed conduit facility (known as the Series 2002-2 Notes) and our $1 billion seasonal conduit facility (known as the Series 2008-1 Notes).

The commitments provide for a reallocation of $100 million from the principal conduit facility to the seasonal conduit facility and are subject to customary conditions, principally satisfactory documentation, resulting in a $1.35 billion principal facility and a $1.1 billion seasonal facility.  The commitments provide that the principal conduit facility will be extended for one year from the date of closing, and the seasonal conduit facility will have a final maturity in November 2009 following 25% reductions in borrowing capacity in each of September and October 2009.  We will be required to apply 75% of the proceeds from the issuance of rental car asset-backed term notes of up to $1 billion in aggregate principal amount toward the reduction of the facilities.  We expect that the renewal of the conduit facilities will become effective on or before December 26, 2008.

The initial borrowing spreads for these facilities are unchanged from the levels established in connection with the extension of the principal conduit facility in October 2008, however, the commitments contemplate an increase to such spreads of (1) 1% for the period of May 31, 2009 through maturity, (2) an additional 1% for the period of August 31, 2009 through maturity and (3) an additional 1% for the period of September 30, 2009 through maturity, in each case if we fail to reduce commitments and borrowings under the facilities by an aggregate amount of approximately $187.5 million on a pro rata basis during each such period.

Certain of the conduit purchasers of the Series 2002-2 Notes and the Series 2008-1 Notes, the trustee, and their respective affiliates, have performed and may in the future perform, various commercial banking, investment banking and other financial advisory services for us and our subsidiaries for which they have received, and will receive, customary fees and expenses.

Item 7.01	Regulation FD.

On December 23, 2008, we disclosed that we launched an amendment to our senior credit facilities to replace the leverage and interest coverage ratios with a minimum EBITDA covenant. The amendment also provides for a reduction to the revolving credit facility from $1.5 billion to $1.15 billion and an increase in the cost of borrowings and letters of credit of 2.5%. Based on feedback from  several of the  lenders under such facilities, we expect the amendment to become effective before December 31, 2008.

A copy of the press release announcing that we launched an amendment to the senior credit facilities and a copy of the form of amendment are attached hereto as Exhibit 99.1 and 99.2, respectively, and are incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed as part of this report:

Exhibit No.	Description
99.1	Press Release Dated December 23, 2008.
99.2	Form of First Amendment Dated December [__], 2008 to the Credit Agreement dated as of April 19, 2006 among Avis Budget Holdings, LLC, Avis Budget Car Rental, LLC, the subsidiary borrowers from time to time parties thereto, the several lenders from time to time parties thereto, Bank of America, N.A., Calyon New York Branch and Citicorp USA, Inc., as documentation agents, Wachovia Bank, National Association, as co-documentation agent, Deutsche Bank Securities Inc. as syndication agent and JPMorgan Chase Bank, N.A., as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVIS BUDGET GROUP, INC. /s/ Jean M. Sera
By:	Jean M. Sera Senior Vice President and Secretary

Date:  December 23, 2008

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release Dated December 23, 2008.
99.2	Form of First Amendment Dated December [__], 2008 to the Credit Agreement dated as of April 19, 2006 among Avis Budget Holdings, LLC, Avis Budget Car Rental, LLC, the subsidiary borrowers from time to time parties thereto, the several lenders from time to time parties thereto, Bank of America, N.A., Calyon New York Branch and Citicorp USA, Inc., as documentation agents, Wachovia Bank, National Association, as co-documentation agent, Deutsche Bank Securities Inc. as syndication agent and JPMorgan Chase Bank, N.A., as administrative agent.